Exhibit 10.1
EXECUTION VERSION

LOAN AGREEMENT

BY AND BETWEEN

PEOPLES BANCORP INC., Borrower

AND

U.S. BANK NATIONAL ASSOCIATION, Lender

April 3, 2019

ii

LOAN AGREEMENT
THIS LOAN AGREEMENT (this “Agreement”) is made and entered into as of April 3, 2019 (the “Effective Date”) by and between PEOPLES BANCORP INC., an Ohio corporation (“Borrower”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association (“Lender”), and has reference to the following facts and circumstances:
A.    Borrower has applied to Lender for a revolving line of credit in the original principal amount of up to $20,000,000.
B.    Lender is willing to make said revolving line of credit available to Borrower upon, and subject to, the terms, provisions and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby mutually agree and promise as follows:
SECTION 1 - DEFINITIONS
In addition to the terms defined elsewhere in this Agreement or in any Exhibits or Schedules hereto, when used in this Agreement, the following terms shall have the following meanings (such meanings shall be equally applicable to the singular and plural forms of the terms used, as the context requires):
Acquisition means any transaction or series of related transactions, consummated on or after the Effective Date, by which Borrower or any Subsidiary of Borrower directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) (a) all or substantially all of the Property of, or of one or more business units of, any other Person, whether through purchase of Property, merger, consolidation or otherwise or (b) at least a majority (in number of votes) of the Voting Stock of or in any corporation, partnership, limited liability company or other entity.
Anti-Corruption Laws means all Laws of any jurisdiction applicable to Borrower, Subsidiary Bank or their Subsidiaries from time to time concerning or relating to bribery or corruption.
Applicable Fee Percentage means an annual rate of 0.25%.
Applicable Margin means an annual rate of 1.75%.
Attorneys’ Fees means the reasonable value of the services (and costs, charges and expenses related thereto) of the attorneys employed by Lender (excluding attorneys who are employees of Lender) from time to time to represent Lender (a) in the preparation or amendment of this Agreement and the other Loan Documents, (b) in any litigation, contest or proceeding or to take any other action in or with respect to any litigation, contest or proceeding (whether instituted by Lender, Borrower or any other Person and whether in bankruptcy or otherwise) in any way or respect relating to this Agreement or any of the other Loan Documents, Borrower, Subsidiary Bank or any other Obligor, and (c)  to enforce any of Lender’s rights to collect any of the Obligations; provided, that such Attorneys’ Fees shall be determined on the basis of reasonable rates then generally applicable to the attorneys (and all paralegals, accountants and other staff employed by such attorneys) employed by Lender, which may be higher than the rates such attorneys (and all paralegals, accountants and other staff employed by such attorneys) charge Lender in certain matters.
Authorized Person is defined in Section 2.01(b) and Authorized Persons is the plural of Authorized Person.
Business Day means any day except a Saturday, Sunday or legal holiday observed by Lender.
Capital Stock means, with respect to any corporation, partnership, limited liability company or other entity, any capital stock, partnership interests, limited liability company interests, membership interests or other equity or ownership interests of or in such corporation, partnership, limited liability company or other entity and any warrants, rights or options to purchase or acquire any such capital stock, partnership interests, limited liability company interests, membership interests or other equity or ownership interests.
Capitalized Lease means any lease which, in accordance with GAAP, is required to be capitalized on the balance sheet of the lessee; provided that, with respect to the accounting for leases as either operating leases or capital leases, the impact of FASB ASC 840 and FASB ASC 842 or any subsequent pronouncement having similar effect shall be disregarded.
Cash Equivalents means (a) commercial paper maturing in 270 days or less from the date of issuance which, at the time of acquisition, is rated no lower than “A-1” by S&P or “Prime-1” by Moody’s, (b) commercial paper maturing in 30 days or less from the date of acquisition which, at the time of acquisition, is rated no lower than “A-2” by S&P or “Prime-2” by Moody’s, (c) direct obligations of the United States or any agency or instrumentality of the United States, the payment or guarantee of which constitutes a full faith and credit obligation of the United States, in any case, maturing within one (1) year from the date of acquisition, (d) direct obligations of any state of the United States or any agency or instrumentality of any state of the United States, the payment or guarantee of which constitutes a full faith and credit obligation of such state, in any case, maturing within one (1) year from the date of acquisition and accorded the highest rating by each of S&P and Moody’s, (e) certificates of deposit maturing within one (1) year from the date of issuance, issued by a commercial bank or trust company organized under the Laws of the United States or any state thereof, having capital, surplus and undivided profits aggregating at least $100,000,000 and whose long-term certificates of deposit are, at the time of the making of such Investment, rated “A2” or better by S&P and “A” or better by Moody’s and (f) certificates of deposit or demand deposits (i) maturing in less than one (1) year from the date of issuance thereof, issued by a primary depositary institution of Borrower or any Subsidiary of Borrower, whose long-term certificates of deposits are, at the time of the making of such Investment, rated “A2” or better by S&P and “A” or better Moody’s or (ii) which constitute the normal operating checking accounts of Borrower or any Subsidiary of Borrower.
Change in Control means (a) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934) of more than 50% of the outstanding voting Equity Interests of Borrower on a fully diluted basis or (b) if Subsidiary Bank is no longer a wholly-owned Subsidiary of Borrower.
Code means the United States Internal Revenue Code of 1986, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed to also refer to any successor sections.
Compliance Certificate is defined in Section 5.03(e).
Consolidated Subsidiary means with respect to any Person at any date, any Subsidiary or other entity the assets and liabilities of which are or should be consolidated with those of such Person in its consolidated financial statements as of such date in accordance with GAAP.
Consolidated Total Assets means the aggregate amount of assets, as set forth on the consolidated balance sheet most recently furnished by Borrower to Lender pursuant to Section 5.03(a); all calculated, with respect to Borrower, on a consolidated basis in accordance with GAAP.
Default means an event or condition the occurrence of which would, with the lapse of time, the giving of notice, or both, become or constitute an Event of Default as defined in Section 7 below.
Distribution in respect of any corporation or other entity means: (a) dividends or other distributions (other than stock dividends and stock splits) on or in respect of any of the Capital Stock of such corporation or other entity; and (b) the redemption, repurchase or other acquisition of any Capital Stock of such corporation or other entity or of any warrants, rights or other options to purchase any such Capital Stock.
Environmental Laws are defined in Section 8.04.
Environmental Lien is defined in Section 5.10(g).
ERISA means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any successor sections.
ERISA Affiliate means any corporation, trade or business that is, along with Borrower, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in Sections 414(b) and 414(c), respectively, of the Code or Section 4001 of ERISA.
Event(s) of Default is/are defined in Section 7.
FATCA means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code. FATCA shall include any amendments made to FATCA after the date of this Agreement.

FDIC means the Federal Deposit Insurance Corporation.
Financial Contract of a Person means (i) any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics or (ii) any Rate Management Transaction.
First Prestonsburg Acquisition means the acquisition of First Prestonsburg Bancshares Inc. by Borrower.
Fiscal Quarter means a fiscal quarter of Borrower or Subsidiary Bank.
Fiscal Year means a fiscal year of Borrower or Subsidiary Bank.
FR Y-9C is defined in Section 5.03(b).
GAAP means generally accepted accounting principles in the United States of America, consistently applied and in effect as of the Effective Date, applicable to banks and financial holding companies.
Indebtedness of any Person means without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business); (c) the face amount of all letters of credit issued for the account of such Person and without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments issued by such Person; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all Capital Lease Obligations; and (f) any and all Indebtedness of other Persons which such Person has guaranteed; provided, however; that Indebtedness shall not include deposits or other indebtedness incurred in the ordinary course of Borrower’s or any of its Subsidiaries’ business (including without limitation federal funds purchased, advances from any Federal Home Loan Bank and secured deposits of municipalities, as the case may be) in each case in accordance with safe and sound banking practices and applicable Laws.
Indemnified Liabilities is defined in Section 8.05.
Indemnitees is defined in Section 8.05.
Knowledge means the actual knowledge of an “Executive officer” or an “Insider” (as defined in 12 C.F.R. 215.2(e)(i) and 12 C.F.R. 215.2(h), respectively, as amended from time to time, or in any successor Law(s) of similar import), of Borrower or Subsidiary Bank.
Laws means, collectively, all international, foreign, federal, state, local and other statutes, treaties, rules, regulations, guidelines, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Regulatory Agency charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Regulatory Agency, in each case whether or not having the force of law and Law means each or any of them.
Lien means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).
Loan and Loans are defined in Section 2.01(a).
Loan Documents mean this Agreement, the Note, and all other agreements, documents, instruments and certificates evidencing the Loans made hereunder, all as the same may from time to time be amended, modified, extended or renewed
Loan Loss Reserves mean the allowance for loan losses as reported in the most recent FR Y-9C filed by Borrower; all calculated on a consolidated basis for Borrower in accordance with GAAP.
Material Adverse Effect means (a) a material adverse effect on the Properties, assets, liabilities, business, operations, income or financial condition of Borrower, Subsidiary Bank and any other Subsidiary of Borrower, taken as a whole, (b) material impairment of the ability of Borrower, Subsidiary Bank, and any other Subsidiary of Borrower, taken as a whole, to perform any of its material obligations under this Agreement, the Note, or any of the other Loan Documents or (c) material impairment of the enforceability of the rights of, or benefits available to, Lender under this Agreement, the Note, or any of the other Loan Documents.

Moody’s means Moody’s Investors Service, Inc. or any successor thereto.
Multiemployer Plan means a “multiemployer plan” as defined in Section 4001(a) (3) of ERISA which is maintained for employees of Borrower, any other Obligor, any ERISA Affiliate or Subsidiary Bank.
New York Banking Day means any day (other than a Saturday or Sunday) on which commercial banks are open for business in New York, New York.
Non-Performing Assets means, during the applicable period, the sum of Non-Performing Loans plus Other Real Estate.
Non-Performing Loans means the sum of (a) those loans ninety (90) days or more past due (either principal or interest), and (b) those loans classified as “non-accrual”, in each case as reported in the most recent FR Y-9C filed by Borrower; provided, that Non-Performing Loans will not include the portions of any Non-Performing Loans that are government-guaranteed assets; all calculated on a consolidated basis for Borrower, in accordance with GAAP.
Note is defined in Section 2.02(a).
Notice of Borrowing is defined in Section 2.01(b).
Obligations mean any and all indebtedness, liabilities and obligations of Borrower to Lender under the Note, this Agreement, and any of the other Loan Documents, in each case whether now existing or hereafter arising, absolute or contingent, joint and/or several, secured or unsecured, direct or indirect, expressed or implied in law, contractual or tortious, liquidated or unliquidated, at law or in equity, or otherwise, and whether created directly or acquired by Lender by assignment or otherwise, and any and all costs of collection and/or Attorneys’ Fees incurred or to be incurred in connection therewith.
Obligor means Borrower and each other Person who is or shall become primarily or secondarily liable on any of the Obligations or who grants Lender a Lien upon any Property or assets of such Person as collateral for any of the Obligations.
OFAC means the U.S. Department of Treasury’s Office of Foreign Assets Control and any successor thereto.
Other Real Estate means the value of all other real estate owned as reported in the most recent FR Y-9C filed by Borrower; provided, that Other Real Estate will not include the portions of any Other Real Estate that are government-guaranteed assets; all calculated on a consolidated basis for Borrower in accordance with GAAP.
Other Taxes is defined in Section 2.07(b).
PBGC means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.
Pension Plan means any “pension plan” as such term is defined in Section 3(2) of ERISA which is subject to the provisions of Title IV of ERISA and which is established or maintained by Borrower, any other Obligor, any ERISA Affiliate or Subsidiary Bank, other than a Multiemployer Plan.
Permitted Acquisition means the First Prestonsburg Acquisition and any other Acquisition by Borrower of the assets or Capital Stock of an ongoing business similar to, consistent with, complementary or incidental with the lines of business of Borrower, Subsidiary Bank and their Subsidiaries as of the Effective Date which satisfies each of the following conditions: (a) at least five (5) Business Days’ prior to the closing of such Acquisition, Borrower has given Lender (i) written notice of such Acquisition (or such lesser notice as Lender may agree to in writing), (ii) a current draft of the applicable acquisition documents and (iii), to the extent available, such financial and other information concerning such Acquisition as Lender may reasonably request, in each case as long as Lender keeps such information confidential consistent with Section 8.17 below; (b) the total assets to be purchased in the Acquisition in question does not exceed an amount greater than 50% of Consolidated Total Assets in the twelve (12) month period ending at least twelve (12) months prior to the closing date of such Acquisition; (c) both immediately before and immediately after giving effect to such Acquisition, no Default or Event of Default shall exist; (d) such Acquisition is not prohibited under the terms of any other agreement executed by Borrower, Subsidiary Bank or any of their Subsidiaries, including, without limitation, any agreement pertaining to or evidencing any other permitted Indebtedness of Borrower, Subsidiary Bank or any of their Subsidiaries; and (e) Borrower provides Lender with a pro forma Compliance Certificate contemporaneously with the closing of such Acquisition to Lender.

Person means an individual, partnership, corporation, limited liability company, trust, unincorporated organization or association, and a government or agency or political subdivision thereof.
Primary Capital means Total Tangible Equity plus Loan Loss Reserves.
Property means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible; and Properties mean the plural of Property. For purposes of this Agreement, Borrower, or Subsidiary Bank, as the case may be, shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.
Rate Management Transaction means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by Borrower or any Subsidiary of Borrower that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross- currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.
Regulation is defined in Section 2.06.
Regulatory Agency means any Federal, state or local governmental or regulatory agency, authority, entity or official having jurisdiction over the banking or other related activities of Borrower, Subsidiary Bank, and/or any other Subsidiary of Borrower, including, without limitation (to the extent applicable), the Treasury, the Board of Governors of the Federal Reserve System, the FDIC, the Consumer Financial Protection Bureau, the SEC, and the Ohio Division of Financial Institutions, and any successors thereto.
Related Party means any Person which directly or indirectly through one or more intermediaries controls, or is controlled by or is under common control with, Borrower or Subsidiary Bank and Related Parties is the plural of Related Party. The term “control” means the possession, directly or indirectly, of the power to vote 10% or more of the Capital Stock of any Person or the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided that a Person that “controls” Borrower shall be limited to any Person that has the authority to vote 10% or more of the Capital Stock of Borrower.
Reportable Event has the meaning given to such term in ERISA.
Reprice Date means the first day of each month; provided that if the initial Loan under this Agreement occurs other than on a Reprice Date, the initial one-month LIBOR rate shall be that one-month LIBOR rate in effect two (2) New York Banking Days prior to the date of the initial Loan, which rate plus the Applicable Margin shall be in effect until the next Reprice Date.
Regulation Q is defined in Section 5.09(a)(i).
Return on Average Assets means, as of the last day of each Fiscal Quarter, for the trailing four (4) Fiscal Quarters, the quotient, expressed as a percentage, obtained by dividing (a) net income for such period plus any acquisition-related costs (adjusted by Borrower’s marginal tax rate) incurred during such trailing four (4) Fiscal Quarter period by (b) average daily total assets during such trailing four (4) Fiscal Quarter period as disclosed by Borrower in its Forms 10-K or 10-Q as filed with the SEC; all calculated on a consolidated basis for Borrower in accordance with GAAP.
Revolving Credit Commitment means, subject to any reduction thereof pursuant to Section 2.01(c), $20,000,000.
Revolving Credit Period means the period commencing on the Effective Date and ending April 2, 2020; provided, however, that the Revolving Credit Period shall end on the date the Revolving Credit Commitment is terminated pursuant to Section 6 or otherwise.
S&P means Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or any successor thereto.

Sanctions means sanctions administered or enforced from time to time by the U.S. government, including those administered by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

SEC means the U. S. Securities and Exchange Commission.
Senior Debt means all Indebtedness for borrowed money except for Subordinated Debt.
Subordinated Debt mean, as of the date of any determination thereof, the aggregate principal amount of all Indebtedness for borrowed money outstanding as of such date which is subordinated in writing (either by its terms or pursuant to a subordination agreement) to the payment and priority of all Obligations in form and substance satisfactory to Lender.
Subsidiary means, with respect to any Person, (i) any corporation more than 50% of the outstanding Capital Stock having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled; provided that any trust established by Borrower for the sole purpose of issuing trust preferred securities and related trust common securities shall not be considered a Subsidiary.
Subsidiary Bank means Peoples Bank, an Ohio state-chartered bank, and, as of the Effective Date, a wholly-owned Subsidiary of Borrower.
Total Tangible Equity means total stockholders’ equity, minus goodwill and other intangible assets, as reported in the most recent FR Y-9C filed by Borrower, all calculated on a consolidated basis for Borrower in accordance with GAAP.
Treasury means the U. S. Department of the Treasury.
USA PATRIOT Act means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended from time to time, and any successor statute.
Voting Stock means, with respect to any corporation, partnership, limited liability company or other entity, any Capital Stock of or in such corporation, limited liability company, partnership or other entity whose holders are entitled under ordinary circumstances to vote for the election of directors (or Persons performing similar functions) of such corporation, limited liability company, partnership or other entity (irrespective of whether at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).
SECTION 2 - THE REVOLVING CREDIT

2.01    Revolving Credit Commitment.
(a)    Subject to the terms and conditions set forth in this Agreement and so long as no Default or Event of Default has occurred and is continuing, during the Revolving Credit Period, Lender agrees to make such loans to Borrower (each, a “Loan”; and collectively, the “Loans”) as Borrower may from time to time request pursuant to Section 2.01(b). Each Loan under this Section 2.01(a) shall be for an aggregate principal amount of at least $100,000 or any larger multiple of $50,000. The aggregate principal amount of Loans which Lender shall be required to have outstanding under this Agreement as of any date shall not exceed the amount of the Revolving Credit Commitment as of such date. Within the foregoing limits, Borrower may borrow under this Section 2.01(a), prepay under Section 2.03(c) and re-borrow at any time during the Revolving Credit Period under this Section 2.01(a). All Loans not paid prior to the last day of the Revolving Credit Period, together with all accrued and unpaid interest thereon and all fees and other amounts owing by Borrower to Lender with respect thereto, shall be due and payable on the last day of the Revolving Credit Period.
(b)    Borrower shall give oral or written notice (a “Notice of Borrowing”) to Lender by 10:00 a.m. (Eastern Time) on the Business Day of each advance of a Loan specifying (i) the date of such Loan, which must be a Business Day, and (ii) the aggregate principal amount of such Loan. Unless any applicable condition specified in Section 3 of this Agreement has not been satisfied, Lender shall make the proceeds of any Loan available to Borrower by crediting such funds to a demand deposit account identified by Borrower on the date of the Loan specified in the Notice of Borrowing. Borrower hereby irrevocably authorizes Lender to rely on telephonic, electronic mail, telecopy, telex or written instructions of any individual identifying himself or herself as one of the individuals listed on Schedule 2.01(b) attached hereto (or any other individual from time to time authorized to act on behalf of Borrower pursuant to a resolution adopted by the Board of Directors of Borrower and certified by the Secretary of

Borrower and delivered to Lender) (“Authorized Person(s)”) with respect to any request to make a Loan or a repayment hereunder, and on any signature which Lender in good faith believes to be genuine, and Borrower shall be bound thereby in the same manner as if such individual were actually authorized or such signature were genuine. Borrower also hereby agrees to indemnify Lender and hold Lender harmless from and against any and all claims, demands, damages, liabilities, losses, costs and expenses (including, without limitation, Attorneys’ Fees and expenses) relating to or arising out of or in connection with Lender’s good faith acceptance of instructions for making Loans or repayments hereunder, except to the extent the same arises from the gross negligence or willful misconduct of Lender as determined by a court of competent jurisdiction.
(c)    If the amount of the Revolving Credit Commitment on any date is less than the aggregate principal amount of all Loans outstanding as of such date, Borrower shall be automatically required (without demand or notice of any kind by Lender, all of which are hereby expressly waived by Borrower) to immediately repay the Loans in an amount sufficient to reduce the amount of the aggregate principal amount of all Loans outstanding as of such date to an amount equal to or less than the amount of the Revolving Credit Commitment
2.02    Revolving Credit Note.
(a)    The Loans shall be evidenced by the Revolving Credit Note of Borrower dated as of the Effective Date, and payable to the order of Lender in the principal amount equal to the maximum amount of the Revolving Credit Commitment, which Revolving Credit Note shall be in substantially the form of Exhibit A attached hereto and incorporated herein by reference (as the same may from time to time be amended, modified, extended, renewed or restated, the “Note”).
(b)    Lender shall record in its books and records the date and amount of each Loan and each payment of principal and/or interest made by Borrower with respect thereto; provided, however, that the obligation of Borrower to repay each Loan made to Borrower hereunder shall be absolute and unconditional, notwithstanding any failure of Lender to make any such recordation or any mistake by Lender in connection with any such recordation. The books and records of Lender showing the account between Lender and Borrower shall be admissible in evidence in any action or proceeding and shall constitute prima facie proof of the items therein set forth absent manifest error.
2.03    Interest Rates and Payments.
(a)    Interest on the principal balance of each Loan shall accrue at an annual rate equal to the Applicable Margin plus the greater of (i) 0% and (ii) the one-month LIBOR rate quoted by Lender from Reuters Screen LIBOR01 Page or any successor thereto which may be designated by Lender as provided below, which shall be that one-month LIBOR rate in effect two (2) New York Banking Days prior to the Reprice Date, adjusted for any reserve requirement and any subsequent costs arising from a change in Regulation and such rate to be reset monthly on each Reprice Date. Lender’s internal records of applicable interest rates (including without limitation Lender’s designation of any successor interest rate index if the rate index described above shall become unavailable or shall cease to exist) shall be determinative in the absence of manifest error.
(b)    After maturity of the Loans, whether by reason of acceleration or otherwise, interest shall continue to accrue on each Loan and be payable on demand on the entire outstanding principal balance thereof at an annual rate equal to 2% over and above the otherwise applicable interest rate. Interest on each Loan shall be payable quarterly in arrears on each March 31, June 30, September 30 and December 31, and at the maturity of the Loans, whether by reason of acceleration or otherwise. All payments shall be applied first to the payment of all accrued and unpaid interest, with the balance, if any, to be applied to the payment of principal. Lender’s internal records of applicable interest rates shall be determinative in the absence of manifest error.
(c)    Borrower shall have the right to prepay the Loans in whole or in part at any time, provided that (i) all billed/due and unpaid interest shall accompany such prepayment and (ii) there is no Event of Default which has occurred and is continuing at the time of prepayment.
2.04    General Provisions as to Payments. Borrower shall make each payment of principal of, and interest on, the Loans and all interest, fees and other amounts payable by Borrower under this Section 2 not later than 2:00 p.m. (Eastern Time) on the date when due, in Federal or other collected funds immediately available in Cincinnati, Ohio, to Lender at its address referred to in Section 8.07. Any such payment received by Lender after 2:00 p.m. (Eastern Time) shall be deemed to have been paid on the next succeeding Business Day. Whenever any payment of principal of, or interest on, the Loans shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon, at the then applicable rate, shall be payable for such extended time.

2.05    Commitment Fee. From and including the Effective Date to but excluding the last day of the Revolving Credit Period, Borrower shall pay to Lender a nonrefundable commitment fee on the unused portion of the Revolving Credit Commitment (determined by subtracting the aggregate amount of all Loans from the amount of the Revolving Credit Commitment) multiplied by the Applicable Fee Percentage. Said commitment fee shall be (a) calculated on a daily basis, (b) payable quarterly in arrears on the last day of each Fiscal Quarter during the Revolving Credit Period and on the last day of the Revolving Credit Period and (c) calculated on an actual day, 360-day year basis.
2.06    Increased Costs. If there shall occur any adoption or implementation of, or change to, any Regulation, or interpretation or administration thereof, which shall have the effect of imposing on Lender (or Lender’s holding company) any increase or expansion of or any new: tax (excluding Taxes, as defined in Section 2.07(a) below, and taxes described in Section 2.07(a)(2) below), charge, fee, assessment or deduction of any kind whatsoever, or reserve, capital adequacy, special deposits or similar requirements against credit extended by, assets of, or deposits with or for the account of Lender or other conditions affecting the extensions of credit under this Agreement or evidenced by the Note; then Borrower shall pay to Lender such additional amount as Lender deems necessary to compensate Lender for any increased cost to Lender attributable to the extension(s) of credit under this Agreement or evidenced by the Note and/or for any reduction in the rate of return on Lender’s capital and/or Lender’s revenue attributable to such extension(s) of credit; provided, however, that the foregoing obligation shall only be imposed on Borrower to the extent the same is imposed on similarly-situated borrowers. As used above, the term “Regulation” shall include any federal, state or international law, governmental or quasi-governmental rule, regulation, policy, guideline or directive (including but not limited to the Dodd-Frank Wall Street Reform and Consumer Protection Act and enactments, issuances or similar pronouncements by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices or any similar authority and any successor thereto) that applies to Lender. Lender’s determination of the additional amount(s) due under this paragraph shall be binding in the absence of manifest error, and such amount(s) shall be payable within 15 days of demand and, if recurring, as otherwise billed by Lender. Failure or delay on the part of Lender to demand compensation pursuant to this Section 2.06 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate Lender pursuant to this Section 2.06 for any increased costs incurred or reductions suffered more than nine months prior to the date that Lender notifies Borrower of the adoption or implementation of, or change to, any Regulation giving rise to such increased costs or reductions, and of Lender’s intention to claim compensation therefor (except that, if the adoption or implementation of, or change to, any Regulation giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
2.07    Taxes.
(a)    Any and all payments by Borrower to or for the account of Lender under or in respect of this Agreement, the Note and/or any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, (i) taxes imposed on or measured by Lender’s net income, and franchise and branch profits taxes imposed on Lender, (A) by the jurisdiction under the Laws of which it is organized or any political subdivision, state or taxing authority thereof or therein , or (B) as a result of a present or future connection between Lender and the jurisdiction imposing such tax (other than connections arising from Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document), (ii) taxes imposed on amounts payable to or for the account of Lender with respect to an applicable interest in a Loan or commitment pursuant to a Law in effect on the date on which Lender acquired an interest in the Loan or commitment, (iii) taxes attributable to Lender failing to comply with Section 2.07(e), (iv) any U.S. federal withholding taxes imposed under FATCA, and (v) Other Taxes (as defined in Section 2.07(b) below) (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If Borrower shall be required by Law to deduct any Taxes from or in respect of any sum payable by Borrower to Lender under or in respect of this Agreement, the Note and/or any other Loan Document, (1) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.07(a)) Lender receives an amount equal to the sum it would have received had no such deduction of Taxes been made, (2) Borrower shall make such deductions, (3) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Law and (4) Borrower shall furnish to Lender at its address referred to in Section 8.07, the original or a certified copy of a receipt evidencing payment thereof.
(b)    In addition, Borrower agrees to pay any present or future stamp or documentary, intangible, recording, filing or similar taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).
(c)    Borrower agrees to indemnify Lender for the full amount of Taxes or Other Taxes, respectively (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 2.07), paid by Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within fifteen (15) days from the date Lender makes demand therefor, accompanied by a certificate of Lender setting forth in reasonable detail its computation of the amount or amounts to be paid to it hereunder.
(d)    The provisions of this Section 2.07 shall survive any expiration or termination of this Agreement and the payment of the Notes and the Borrower’s other Obligations.
(e)    If Lender is entitled to an exemption from or reduction of withholding Taxes with respect to payments made under any Loan Document, Lender shall deliver to Borrower, immediately prior to becoming a Lender hereunder and at such other times reasonably requested by Borrower, such properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, if reasonably requested by Borrower, Lender shall deliver such other documentation prescribed by applicable Law or reasonably requested by Borrower as will enable Borrower to determine whether Lender is subject to backup withholding or information reporting requirements.  Without limiting the generality of the foregoing, Lender shall deliver to Borrower on or prior to the date on which Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.
(f)    If any payment made to Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if Lender failed to comply with the applicable reporting requirements of FATCA, Lender shall deliver to Borrower at the time or times prescribed by applicable Law and at such time or times reasonably requested by Borrower such documentation prescribed by applicable Law and such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with the obligations under FATCA and to determine that Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 2.07(f),
SECTION 3 - PRECONDITIONS TO REVOLVING CREDIT LOANS.

3.01    Initial Loan. Notwithstanding any provision contained in this Agreement to the contrary, Lender shall have no obligation to make the initial Loan under this Agreement unless Lender shall have first received the following, all in form and substance acceptable to Lender and Lender’s counsel:
(a)    this Agreement and the Note, each executed by an Authorized Person;
(b)    the Certificate of the Corporate Secretary, executed by the Corporate Secretary of Borrower, with the following attached: (i) copies of the Amended Articles of Incorporation of Borrower, including any amendments thereto, certified by the Secretary of State of Ohio; (ii) copies of the Code of Regulations of Borrower, including any amendments thereto; (iii) copies of the resolutions of the Board of Directors of Borrower, duly adopted, which authorize the execution, delivery and performance of this Agreement, the Note, and the other Loan Documents; and (iv) a current certificate of good standing for Borrower, issued by the Ohio Secretary of State;
(c)    the Certificate of Chief Financial Officer, executed by the Chief Financial Officer of Borrower;
(d)    an opinion of counsel from Vorys, Sater, Seymour and Pease LLP, counsel to Borrower and Subsidiary Bank;
(e)    the financial statements of Borrower and Subsidiary Bank as reasonably requested by Lender;
(f)    Uniform Commercial Code searches of Borrower and Subsidiary Bank;
(g)    such other agreements, documents, instruments, certificates and assurances as Lender may reasonably request; and
(h)    Confirmation of Preconditions, executed by Lender and provided to Borrower.
Any one or more of the conditions set forth above which have not been satisfied by Borrower on or prior to the date of disbursement of the initial Loan under this Agreement shall not be deemed permanently waived by Lender unless Lender shall waive the same in a writing which expressly states that the waiver is permanent, and in all cases in which the waiver is not stated to be permanent Lender may at any time subsequent thereto insist upon compliance and satisfaction of any such condition as a condition to any subsequent Loan under this Agreement and failure of Borrower to comply with any such condition within five (5) Business Day’s written notice from Lender to Borrower shall constitute an Event of Default.

3.02    All Loans. Notwithstanding any provision contained in this Agreement to the contrary, Lender shall have no obligation to make any Loan under this Agreement unless:
(a)    Lender shall have received a Notice of Borrowing;
(b)    both immediately before and immediately after giving effect to the making, continuation or conversion of such Loan, no Default or Event of Default under this Agreement shall have occurred and be continuing;
(c)    all of the representations and warranties made Borrower in this Agreement and/or in any other Loan Document shall be true and correct in all material respects (or, with respect to any such representation or warranty that is qualified as to “materiality” or “Material Adverse Effect”, shall be true and correct in all respects) on and as of the date of the making, continuation or conversion of such Loan as if made on and as of the date of the making, continuation or conversion of such Loan (except (x) to the extent such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, with respect to any such representation or warranty that is qualified as to “materiality” or “Material Adverse Effect”, shall be true and correct in all respects) as of such earlier date and (y) that for purposes of this Section 3.02(c), the representations and warranties made by Borrower in Section 4.04 shall be deemed to refer to the most recent financial statements of Borrower and its Consolidated Subsidiaries delivered to Lender pursuant to Sections 5.03(a) and/or 5.03(d), as applicable).
Each request for the making of a Loan by Borrower under this Agreement shall be deemed to be a representation and warranty by Borrower on the date of the making of such Loan as to the facts specified in clauses (b) and (c) of this Section 3.02.
SECTION 4 - REPRESENTATIONS AND WARRANTIES
To induce Lender to make the Loans, Borrower represents and warrants to Lender that:
4.01    Corporate Existence and Power. Each of Borrower, Subsidiary Bank, and each of their respective Subsidiaries: (a) is duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization; (b) has all requisite corporate or other powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted; and (c) is duly qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure to so qualify would have a Material Adverse Effect. Borrower is a “bank holding company” as defined in and within the meaning of 12 U.S.C. §1841(a)(1), and as such Borrower has filed all necessary reports with and received all necessary approvals from the Board of Governors of the Federal Reserve System. Subsidiary Bank is an “insured bank” as defined in and within the meaning of 12 U.S.C. §1813(h).
4.02    Corporate Authorization. The execution, delivery and performance by Borrower of this Agreement, the Note, and the other Loan Documents are within the corporate powers of Borrower and have been duly authorized by all necessary corporate action.
4.03    Binding Effect. This Agreement, the Note, and the other Loan Documents have been duly authorized, executed and delivered and constitute the legal, valid and binding obligations of Borrower enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights in general and by general principles of equity.
4.04    Financial Statements. Borrower has furnished Lender with the following financial statements, identified by the President, Chief Executive Officer, Chief Financial Officer, Controller, Director of Treasury or Director of Finance of Borrower: (a) consolidated balance sheet and statements of income of Borrower and its Consolidated Subsidiaries as of December 31, 2018, all certified by Borrower’s independent registered public accounting firm, which financial statements have been prepared in accordance with GAAP; and (b) the Consolidated Financial Statements for Bank Holding Companies (FR Y-9C) of Borrower and its Consolidated Subsidiaries as of December 31, 2018; (c) the Parent Company Only Financial Statements for Large Bank Holding Companies (FR Y-9LP) for Borrower as of December 31, 2018; and (d) the Consolidated Reports of Condition and Income For A Bank With Domestic Offices Only (FFIEC 041) of Subsidiary Bank as of December 31, 2018, certified by the President, Chief Executive Officer, Chief Financial Officer, Controller, Director of Treasury or Director of Finance of Subsidiary Bank. Borrower further represents that: (i) said financial statements fairly present in all material respects the financial condition of Borrower and its Consolidated Subsidiaries as of the dates thereof, (ii) there has been no change in the financial condition or operations of Borrower or any of its Consolidated Subsidiaries since December 31, 2018 that would reasonably be expected to have a Material Adverse Effect, and (iii) neither Borrower nor any of its Consolidated Subsidiaries has any direct or contingent liabilities which are not disclosed on said financial statements which would reasonably be expected to have a Material Adverse Effect.

4.05    Litigation. Except as disclosed in Schedule 4.05 attached hereto, there is no action or proceeding pending or, to the Knowledge of Borrower, threatened against or affecting Borrower or Subsidiary Bank before any court, arbitrator or governmental, regulatory or administrative body, agency or official that would reasonably be expected to have a Material Adverse Effect, and neither Borrower nor Subsidiary Bank is in default with respect to any order, writ, injunction, decision or decree of any court, arbitrator or governmental, regulatory or administrative body, agency or official which would reasonably be expected to have a Material Adverse Effect on Borrower or Subsidiary Bank.
4.06    Pension and Welfare Plans. Each Pension Plan complies with all applicable statutes and governmental rules and regulations; no Reportable Event has occurred and is continuing with respect to any Pension Plan; neither Borrower, any ERISA Affiliate, nor Subsidiary Bank has withdrawn from any Multiemployer Plan in a “complete withdrawal” or a “partial withdrawal” as defined in Sections 4203 or 4205 of ERISA, respectively; no steps have been instituted by Borrower, any ERISA Affiliate or Subsidiary Bank to terminate any Pension Plan; no condition exists or event or transaction has occurred in connection with any Pension Plan or Multiemployer Plan which could result in the incurrence by Borrower, any ERISA Affiliate or Subsidiary Bank of any material liability, fine or penalty; and neither Borrower, any ERISA Affiliate, nor Subsidiary Bank is a “contributing sponsor” as defined in Section 4001(a) (13) of ERISA of a “single-employer plan” as defined in Section 4001(a) (15) of ERISA which has two or more contributing sponsors at least two of whom are not under common control.
4.07    Tax Returns. Borrower, Subsidiary Bank, and each of their respective Subsidiaries have filed all Federal, state and local income tax returns and all other material tax returns which are required to be filed and have paid all taxes due pursuant to such returns or pursuant to any assessment received by Borrower or Subsidiary Bank, except for the filing of such returns, if any, in respect of which an extension of time for filing is in effect, and except (a) where the payment of such tax or assessment, is being contested in good faith and by appropriate proceedings and adequate reserves in compliance with GAAP have been set aside on the books of Borrower, Subsidiary Bank or such Subsidiary, as appropriate or (b) to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.
4.08    Subsidiaries. Borrower has no Subsidiaries other than as identified on Schedule 4.08 attached hereto, as the same may from time to time be amended, modified or supplemented as provided herein. All of the issued and outstanding Capital Stock of each Subsidiary owned by Borrower is duly authorized, validly issued and fully paid and non-assessable. Except as disclosed on Schedule 4.08 attached hereto, neither Borrower nor any Subsidiary of Borrower, individually or collectively, owns or holds, directly or indirectly, more than 50% of the Capital Stock of or in any corporation, partnership, limited liability company or business other than Borrower’s Subsidiaries.
4.09    Compliance With Other Instruments; None Burdensome. None of the execution and delivery by Borrower of the Loan Documents, the consummation of the transactions therein contemplated or the compliance with the provisions thereof will violate any law, rule, regulation, or any material order, writ, judgment, injunction, decree or award binding on Borrower or Subsidiary Bank, or any of the provisions of their articles or code of regulations or any of the provisions of any material indenture, agreement, document, instrument or undertaking to which Borrower or Subsidiary Bank is a party or subject, or by which it or its Property is bound. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental, regulatory, administrative or public body or authority, or any subdivision thereof, which has not already been obtained, is required to authorize, or is otherwise required in connection with, the execution, delivery or performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents.
4.10    Title to Property. Borrower, Subsidiary Bank and each of their respective Subsidiaries are each the owner of, or have the legal right to use and occupy, all Property it claims to own or which is necessary for Borrower, Subsidiary Bank and each of their respective Subsidiaries to conduct its business except where such failure would not have a Material Adverse Effect. Neither Borrower nor Subsidiary Bank has signed (or authorized the filing of) any financing statements, security agreements or chattel mortgages with respect to any of its Property, has granted or permitted any Liens with respect to any of its Property or, to Borrower’s Knowledge, is there any Lien with respect to any Property of Borrower or Subsidiary Bank, except with respect to Liens permitted hereunder or relating to computer and office equipment (that is leased or purchased), or as otherwise disclosed on Schedule 4.10 attached hereto.
4.11    Regulation U. No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately (a) to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock, or to refund or repay indebtedness originally incurred for such purpose or (b) for any purpose which entails a violation of, or which is inconsistent with, the provisions of the Regulations of the Board of Governors of the Federal Reserve System, including, without limitation, Regulations G, U, T or X thereof, as amended.
4.12    Environmental Matters. There are no disputes relating to environmental matters pending (nor, to the Knowledge of Borrower, are there any disputes threatened nor, to the Knowledge of Borrower, is there any basis therefor) affecting Borrower,

Subsidiary Bank or any of their respective Subsidiaries whether or not in or before any court or arbitrator of any kind or involving any governmental or regulatory body, which, if adversely determined would reasonably be expected, singly or in the aggregate, to have a Material Adverse Effect, including, without limitation, any notice from any agency, state or Federal, that Borrower, Subsidiary Bank or any of their respective Subsidiaries is a potentially responsible party for the cleanup of any environmental waste site, that Borrower, Subsidiary Bank or any of their respective Subsidiaries is in violation of any environmental permit or regulation, that Borrower, Subsidiary Bank or any of their respective Subsidiaries has been placed on any registry of solid or hazardous waste disposal sites, or of the expiration, revocation or denial of any environmental permit or other loss of interim status or other current authorization to operate any unit or portion of the facilities of Borrower, Subsidiary Bank or any of their respective Subsidiaries.
4.13    Shares of Subsidiary Bank. The authorized capital of Subsidiary Bank consists solely of 10,000 shares of common stock, $10 par value, and 200,000 shares of preferred stock, $100.00 par value. Borrower is the sole legal and beneficial owner of 10,000 shares of common stock of Subsidiary Bank, representing all of the outstanding and issued shares of common stock of Subsidiary Bank, subject to no Liens, warrants, options, proxies, restrictions on transfer, resale or other disposition; that all of such shares are all validly issued, fully paid and non-assessable; and that Borrower has the unqualified right and power to grant a security interest in such shares without the consent of any other Person being required therefor. As of the date hereof, there are no warrants or options, or any agreements to issue any warrants or options, outstanding with respect to any class of Capital Stock of Subsidiary Bank.
4.14    Anti-Corruption Laws; Sanctions. Borrower, Subsidiary Bank, their Subsidiaries and, to the Knowledge of Borrower, their respective directors, officers, employees and agents are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. Borrower and Subsidiary Bank have implemented and maintain in effect for themselves and their Subsidiaries policies and procedures reasonably designed to promote compliance by Borrower, Subsidiary Bank, their Subsidiaries, and their respective officers, employees, directors, and agents with Anti-Corruption Laws and applicable Sanctions. None of Borrower, Subsidiary Bank, any of their Subsidiaries or, to the Knowledge of Borrower, any of their respective directors, officers, employees or agents, is an individual or entity that is, or is 50% or more owned (individually or in the aggregate, directly or indirectly) or controlled by individuals or entities (including any agency, political subdivision or instrumentality of any government) that are (i) the target of any Sanctions or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions (currently Crimea, Cuba, Iran, North Korea and Syria).
SECTION 5 - AFFIRMATIVE COVENANTS
Borrower covenants and agrees that, as long as any of the Obligations are outstanding, it will, and it will cause or permit Subsidiary Bank or any Subsidiary of Borrower to, do the following:
5.01    Insurance. Keep adequately insured, and cause Subsidiary Bank and each Subsidiary of Borrower to keep adequately insured, by financially sound and reputable insurers, all Property of Borrower, Subsidiary Bank, and each Subsidiary of Borrower of the character usually insured by corporations engaged in the same or similar businesses similarly situated, against loss or damage of the kind customarily insured against by such Persons, except to the extent that the failure to do so would not have a Material Adverse Effect and (b) cause Subsidiary Bank to maintain coverage under banker’s professional liability insurance in an amount equal to the greater of the amount of coverage currently maintained by Subsidiary Bank or the minimum coverage recommended by the applicable Regulatory Authority(ies). Promptly after Lender’s request therefor, Borrower shall provide Lender with evidence that Subsidiary Bank and each Subsidiary of Borrower maintain, the insurance required under this Section 5.01, and evidence of the payment of all premiums therefor.
5.02    Payment of Taxes. Duly file, and cause Subsidiary Bank and each Subsidiary of Borrower to duly file prior to delinquency, all Federal, state and local income tax returns and all other material tax returns and reports of Borrower, Subsidiary Bank, and each Subsidiary of Borrower, as the case may be, which are required to be filed; and pay, and cause Subsidiary Bank, and each Subsidiary of Borrower to pay, when due, all material taxes and governmental charges assessed against or upon Borrower, Subsidiary Bank, and each Subsidiary of Borrower, as the case may be, or upon their respective Properties, assets, income or franchises except (a) where the payment of such tax, assessment or governmental charge is being contested in good faith and by appropriate proceedings and adequate reserves in compliance with GAAP have been set aside on the books of Borrower, Subsidiary Bank or such Subsidiary of Borrower, as appropriate or (b) to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.
5.03    Financial Data. Deliver to Lender:
(a)    As soon as available and in any event within 60 days after the end of the first three Fiscal Quarters, unaudited consolidated balance sheets of Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Quarter (which may be filed with the SEC as SEC Form 10-Q and deemed thereby delivered to Lender) and the related consolidated statements of income and cash flows for the portion of the Fiscal Year ended at the end of such Fiscal Quarter and certified as being correct and complete and fairly presenting, in all material respects, the consolidated financial position and operations of Borrower and its Consolidated Subsidiaries in accordance with GAAP consistently applied (subject to normal year-end adjustments and absence of footnote disclosures) by the President, Chief Executive Officer, Chief Financial Officer, Controller, Director of Treasury or Director of Finance of Borrower;
(b)    As soon as available and in any event within 60 days after the end of each Fiscal Quarter, the (i) Consolidated Financial Statements for Bank Holding Companies of Borrower and its Consolidated Subsidiaries (each, a “FR Y-9C”), certified by the President, Chief Executive Officer, or Chief Financial Officer of Borrower; and (ii) Parent Company Only Financial Statements for Large Bank Holding Companies (FR Y-9LP) for Borrower, certified by the President, Chief Executive Officer, Chief Financial Officer Controller, Director of Treasury or Director of Finance of Borrower; provided that, for any period for which Borrower is required to file such FR Y-9C and FR Y-9LP reports semi-annually, only such semi-annual reports shall be delivered within 60 days after June 30 and December 31.
(c)    As soon as available and in any event within 60 days after the end of each Fiscal Quarter, the Consolidated Reports of Condition and Income For A Bank With Domestic Offices Only (FFIEC 041) of Subsidiary Bank, certified by the President, Chief Executive Officer, Chief Financial Officer, Controller, Director of Treasury or Director of Finance of Subsidiary Bank; provided that, for any period for which Borrower is required to file such FFIEC 041 report semi-annually, only such semi-annual report shall be delivered within 60 days after June 30 and December 31.
(d)    As soon as available and in any event within 90 days after the end of each Fiscal Year, consolidated statements of income of Borrower and its Consolidated Subsidiaries for such year, consolidated statements of cash flow of Borrower and its Consolidated Subsidiaries for such year, and consolidated balance sheets of Borrower and its Consolidated Subsidiaries as at the end of such year (which may be filed with the SEC as SEC Form 10-K and deemed thereby delivered to Lender), all such statements to be prepared in accordance with GAAP and reported and accompanied by the report of Ernst & Young LLP or other independent registered public accounting firm selected by Borrower and reasonably acceptable to Lender;
(e)    Contemporaneously with the delivery of the financial statements pursuant to Sections 5.03(a), 5.03(b) and 5.03(d) above, a certificate in substantially the form of that attached hereto and made a part hereof as Exhibit B (with appropriate insertions), executed by the President, Chief Executive Officer, Chief Financial Officer, Controller, Director of Treasury or Director of Finance of Borrower and Subsidiary Bank (each, a “Compliance Certificate”);
(f)    Except to the extent the same constitutes privileged or confidential supervisory information, promptly after filing with any Regulatory Agency, and in any event within ten (10) days after the filing thereof, copies of all financial statements, reports, filings and other documents which Borrower, Subsidiary Bank, and/or any Subsidiary shall file with any regulatory agency that would reasonably be expected to have a Material Adverse Effect; and
(g)    With reasonable promptness, such other financial information and data as Lender may from time to time reasonably request.
Documents required to be delivered pursuant to this Section 5.03 (to the extent any such documents are included in materials otherwise filed with the SEC or any other Regulatory Agency) may be delivered electronically by posting such documents or providing a link thereto on Borrower’s or Subsidiary Bank’s website or by posting the documents on an Internet or intranet website, if any, to which Lender has access (whether a commercial, third-party website or whether sponsored by Lender, specifically including, without limitation, the SEC website, the FDIC website, the website of the Board of Governors of the Federal Reserve Board and the website of the Ohio Division of Financial Institutions) and, if so delivered, shall be deemed to have been delivered on the date (i) on which Borrower or Subsidiary Bank posts such documents, or provides a link thereto on Borrower’s or Subsidiary Bank’s website; or (ii) on which such documents are posted on Borrower’s or Subsidiary Bank’s behalf on an Internet or intranet website, if any, to which Lender has access (whether a commercial, third-party website or whether sponsored by Lender, specifically including, without limitation, the SEC website, the FDIC website, the website of the Board of Governors of the Federal Reserve Board and the website of the Ohio Division of Financial Institutions).
5.04    Maintenance of Property. Maintain, and cause Subsidiary Bank, and each Subsidiary of Borrower to maintain, all Property, plants and equipment (except obsolete equipment) of Borrower, Subsidiary Bank, and each Subsidiary of Borrower in good operating order, except where the failure of Borrower, Subsidiary Bank or any Subsidiary of Borrower to so maintain its Property would not have a Material Adverse Effect.

5.05    Inspection. Permit, and cause Subsidiary Bank, and each Subsidiary of Borrower to permit, any person designated by Lender to visit, inspect and audit any of the corporate books, loan documentation, loan portfolios, loan files and financial records of Borrower, Subsidiary Bank, and each Subsidiary of Borrower and to discuss the affairs, finances and accounts of Borrower, Subsidiary Bank, and each Subsidiary of Borrower with the principal officers of Borrower, Subsidiary Bank, and each Subsidiary of Borrower, all upon reasonable prior notice during normal business hours and, as long as no Event of Default has occurred and is continuing, no more frequently than twice during any consecutive twelve (12) month period.
5.06    Corporate Existence. Do or cause to be done all things necessary to (a) preserve and keep in full force and effect the corporate existence, rights and franchises of itself, Subsidiary Bank, and each Subsidiary of Borrower except where failure to maintain such existence would not have a Material Adverse Effect, (b) duly qualify itself, Subsidiary Bank, and each Subsidiary of Borrower to do business in all jurisdictions where the nature of Property owned or leased by Borrower, Subsidiary Bank, and each Subsidiary of Borrower, or the nature of the business of Borrower, Subsidiary Bank, and each Subsidiary of Borrower requires such qualification except where the failure to maintain such qualification would not have a Material Adverse Effect, (c) maintain its status as a “bank holding company” under and within the meaning of 12 U.S.C. §1841(a)(i), (d) cause Subsidiary Bank to preserve and keep in full force and effect its existence, franchise and right to do business as a bank with trust powers, as the case may be, under the Laws of the jurisdiction of its incorporation, and (e) maintain Subsidiary Bank’s status as an “insured bank” as defined in, or within the meaning of, 12 U.S.C. §1813(h), and to otherwise maintain Subsidiary Bank’s eligibility for federal deposit insurance.
5.07    Compliance with Law. Comply to the best of Borrower’s Knowledge in all material respects with, and cause Subsidiary Bank, and each Subsidiary of Borrower to comply to the best of Borrower’s Knowledge in all material respects with, any and all Anti-Corruption Laws and applicable Sanctions, and all other Laws, to which it, Subsidiary Bank, and each Subsidiary of Borrower are subject, including without limitation, all Environmental Laws, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect; and obtain, and cause Subsidiary Bank, and each Subsidiary of Borrower to obtain, any and all licenses, permits, franchises and other governmental and regulatory authorizations necessary to the conduct of the business of itself, Subsidiary Bank, and each Subsidiary of Borrower, which violation or failure to obtain does have or would reasonably be expected to cause a Material Adverse Effect. Borrower will maintain in effect and enforce policies and procedures reasonably designed to promote compliance by Borrower, Subsidiary Bank, and their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. Borrower shall, and shall cause Subsidiary Bank and each Subsidiary of Borrower to, provide such information and take such actions as are reasonably requested by Lender in order to assist Lender in maintaining compliance with anti-money laundering laws and regulations.
5.08    ERISA Compliance. If Borrower, Subsidiary Bank, or any Subsidiary of Borrower shall have, or in the future create, any Pension Plan, Borrower shall comply with, and shall cause Subsidiary Bank, and each Subsidiary of Borrower to comply with, all requirements of ERISA relating to such Pension Plan. Without limiting the generality of the foregoing, Borrower will not: (a) permit, or cause or allow Subsidiary Bank, or any Subsidiary of Borrower to permit, any Pension Plan maintained by it, Subsidiary Bank, or any Subsidiary of Borrower, as the case may be, to engage in any nonexempt “prohibited transaction”, as such term is defined in section 4975 of the Internal Revenue Code of 1986, as amended; (b) permit, or cause or allow Subsidiary Bank, or any Subsidiary of Borrower to permit, any Pension Plan maintained by it, Subsidiary Bank or any Subsidiary of Borrower to incur any “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA, 29 U.S.C. § 1082, whether or not waived; (c) terminate, or cause or allow Subsidiary Bank, or any Subsidiary of Borrower to terminate, any such Pension Plan in a manner which could result in the imposition of a Lien on the Property of Borrower, Subsidiary Bank, or any Subsidiary of Borrower, as the case may be, pursuant to section 4068 of ERISA, 29 U.S.C. § 1368; or (d) take, or cause or allow Subsidiary Bank, or any Subsidiary of Borrower to take, any action which would constitute or give rise to a complete or partial withdrawal from a multi-employer plan within the meaning of Sections 4203 and 4205 of Title IV of ERISA. Notwithstanding any provision contained in this Section 5.08 to the contrary, an act by Borrower, Subsidiary Bank, or any Subsidiary of Borrower shall not be deemed to constitute a violation of subparagraphs (a) through (d) hereof unless said action, individually or cumulatively with other acts of Borrower, Subsidiary Bank, or any Subsidiary of Borrower, does have or would reasonably be expected to cause a Material Adverse Effect. Borrower shall have the affirmative obligation hereunder to report to Lender any of those acts identified in subparagraphs (a) through (d) hereof, regardless of whether said act does or would reasonably be expected to cause a Material Adverse Effect.
5.09    Financial Covenants. During the Revolving Credit Period, Borrower will:
(a)    Risk-Based Capital. (i) Comply with the applicable provisions of the capital adequacy guidelines for bank holding companies set forth in Regulation Q, 12 C.F.R. Part 217, adopted by the Board of Governors of the Federal Reserve System (“Regulation Q”), as from time to time amended, or in any successor law, rule or regulation of similar import, and (ii) will cause Subsidiary Bank to comply with the applicable provisions of the capital adequacy guidelines for state member banks set forth in Regulation Q, as from time to time amended, or in any successor law, rule or regulation of similar import. In addition, Borrower will (A) maintain at all times a “well-capitalized” rating (or its equivalent) under Regulation Q and (B) cause Subsidiary Bank to maintain at all times a “well-capitalized” (or its equivalent) rating under Regulation Q; provided, that regardless of the requirements set forth in Regulation Q, Borrower shall at all times have total risk based capital (as calculated under Regulation Q), of at least 12.0%.
(b)    Non-Performing Assets to Primary Capital. Maintain at all times, measured quarterly as of the last day of each Fiscal Quarter a ratio of total Non-Performing Assets of not more than 15% of Primary Capital.
(c)    Return on Average Assets. Maintain at all times, measured quarterly as of the last day of each Fiscal Quarter, a Return on Average Assets for the trailing four (4) Fiscal Quarters, of at least 1.0%.
5.10    Notices. Notify Lender in writing of any of the following within five (5) Business Days of Borrower obtaining Knowledge of the occurrence thereof, describing the same and, if applicable, the steps being taken by the Person(s) affected with respect thereto:
(a)    Default. The occurrence of any Default or Event of Default under this Agreement;
(b)    Litigation. The institution of any litigation, arbitration proceeding or governmental or regulatory proceeding, whether or not considered to be covered by insurance, seeking monetary damages from Borrower, Subsidiary Bank or any Subsidiary of Borrower in an amount of greater than $10,000,000;
(c)    Judgment. The entry of any judgment or decree against Borrower, Subsidiary Bank, or any Subsidiary of Borrower in an amount of greater than $10,000,000 in the aggregate by a court having jurisdiction in the premises, which judgment is not discharged, vacated, bonded or stayed pending appeal within a period of thirty (30) days from the date of entry;
(d)    Pension Plans. The occurrence of a Reportable Event with respect to any Pension Plan; the filing of a notice of intent to terminate a Pension Plan by Borrower, any ERISA Affiliate, any other Obligor or Subsidiary Bank; the institution of proceedings to terminate a Pension Plan by the PBGC or any other Person to terminate any Pension Plan; the withdrawal in a “complete withdrawal” or a “partial withdrawal” as defined in Sections 4203 and 4205, respectively, of ERISA by Borrower, any ERISA Affiliate, any other Obligor or Subsidiary Bank from any Multiemployer Plan; or the incurrence of any material increase in the contingent liability of Borrower, any other Obligor or Subsidiary Bank with respect to any “employee welfare benefit plan” as defined in Section 3(1) of ERISA which covers retired employees and their beneficiaries;
(e)    Change of Name. Any change in the name of Borrower or Subsidiary Bank.
(f)    Change in Place(s) of Business. Any proposed opening, closing or other change of the chief executive office of Borrower, or the main banking branch of Subsidiary Bank;
(g)    Environmental Matters. Receipt of any notice that the operations of Borrower, Subsidiary Bank, or any Subsidiary of Borrower are not in material compliance with any of the requirements of any material Federal, state or local environmental, health or safety Law; receipt of notice that Borrower, Subsidiary Bank, or any Subsidiary of Borrower is subject to any Federal, state or local investigation evaluating whether any material remedial action is needed to respond to the release of any hazardous or toxic waste, substance or constituent or other substance into the environment; or receipt of notice that any of the Properties or assets of Borrower, Subsidiary Bank, or any Subsidiary of Borrower are subject to an “Environmental Lien.” For purposes of this Section 5.10(g), “Environmental Lien” means a Lien in favor of any governmental or regulatory agency, entity, authority or official for (1) any liability under Federal, state or local environmental Laws or (2) damages arising from or costs incurred by any such governmental or regulatory agency, entity, authority or official in response to a release of a hazardous or toxic waste, substance or constituent or other substance into the environment, each in excess of $10,000,000;
(h)    Material Adverse Effect. The occurrence of any change in the business, operations or condition, financial or otherwise, of Borrower, Subsidiary Bank, or any Subsidiary of Borrower that would reasonably be expected to have a Material Adverse Effect; and
(i)    Regulatory Matters. The issuance of any cease and desist order against Borrower, Subsidiary Bank, or any Subsidiary of Borrower and/or the entry of any memorandum of understanding or other agreement between Borrower, Subsidiary Bank, or any Subsidiary of Borrower and any Regulatory Agency that would reasonably be expected to have a Material Adverse Effect.

5.11    Utilization of Loan Proceeds. Utilize the proceeds of the Loans solely (a) for working capital purposes, (b) to finance Distributions and (c) to finance Permitted Acquisitions. Borrower will not request any Loan and will not use, and Borrower will ensure that Subsidiary Bank and their respective Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws. Borrower will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) for the purpose of funding any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions to the extent such activities or business would be prohibited by Sanctions if conducted by a Person required to comply with Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person participating in the Loans, whether as underwriter, advisor, investor, or otherwise.
5.12    Clean-Up Period. Reduce the outstanding Loans to $0.00 for a period of 30 consecutive days at least one time during the Revolving Credit Period.
SECTION 6 - NEGATIVE COVENANTS
Borrower covenants and agrees that, as long as any of the Obligations are outstanding, it will not, and it will not cause or permit Subsidiary Bank or any Subsidiary of Borrower to, without the prior written consent of Lender, not to be unreasonably withheld:
6.01    Indebtedness. Create or incur any Indebtedness except (a) Indebtedness due Lender, (b) the Indebtedness described on Schedule 6.01, and any refinancing, renewal or extension of such Indebtedness that does not increase the principal amount thereof, (c) Indebtedness of Borrower and Subsidiary Bank to creditors in the ordinary course of its banking business, (d) Indebtedness assumed by Borrower in connection with Permitted Acquisitions (excluding Senior Debt not to exceed $10,000,000, which shall be paid in full within thirty (30) days of any such Permitted Acquisition), (e) Indebtedness relating to trust preferred securities issued by Borrower, (f) purchase money Indebtedness or Indebtedness under Capital Leases; provided that the aggregate principal amount of such Indebtedness does not exceed $10,000,000 at any time outstanding, and (g) other Indebtedness (excluding any Senior Debt); provided that the aggregate principal amount of such other Indebtedness does not exceed $10,000,000 at any time outstanding.
6.02    Merger or Consolidation etc.. Merge into or consolidate with any other entity except that (a) a Subsidiary of Borrower may merge, consolidate, liquidate or dissolve into Borrower, with Borrower being the survivor thereof, (b) a Subsidiary of Borrower may merge, consolidate, liquidate or dissolve into another Subsidiary of Borrower, and (c) in connection with Permitted Acquisitions. Borrower will not, and it will not cause or permit Subsidiary Bank or any Subsidiary of Borrower to, directly or indirectly, consummate any Acquisitions other than Permitted Acquisitions
6.03    Sale of Property. Sell, lease, transfer or otherwise dispose of any Property or assets of Borrower, Subsidiary Bank, or any Subsidiary of Borrower, as the case may be, except in the ordinary course of business; provided, however, that the foregoing shall not preclude Borrower, Subsidiary Bank, or any Subsidiary of Borrower from selling, leasing, transferring or otherwise disposing of less than substantially all of its assets other than in the ordinary course of business.
6.04    Distributions. Declare or incur any liability to make any Distribution in respect of the Capital Stock of Borrower, Subsidiary Bank, or any Subsidiary of Borrower; provided that (a) any Subsidiary of Borrower shall be permitted to declare and pay Distributions to Borrower or to any Subsidiary of Borrower, and (b) as long as no Event of Default under this Agreement has occurred and is continuing or is created thereby, Borrower shall be permitted to declare and pay Distributions on its Capital Stock.
6.05    Issuance of Stock, etc. Authorize or issue any new types, varieties or classes of Capital Stock of Subsidiary Bank, or any Subsidiary, either preferred or common, voting or nonvoting, or any stock warrants or options, or authorize or issue any additional shares of stock of any existing class of stock of Subsidiary Bank, or grant any person other than Lender any proxy for existing shares, or cause or allow or declare any stock splits or take any other action, in each case which would result in Subsidiary Bank no longer being a wholly-owned Subsidiary of Borrower.
6.06    Investments. Make any advances or loans or extensions of credit to, purchase any stock, bonds, notes, debentures or other securities of, make any expenditures on behalf of or in any manner assume liability (direct, contingent or otherwise) for the Indebtedness of, any Person, except (a) such guarantees, loans, advances and/or investments made by Subsidiary Bank, or any Subsidiary of Borrower in the ordinary course of their banking or other business, (b) investments, capital contributions, loans or advances from Borrower to Subsidiary Bank or any Subsidiary of Borrower or by a Subsidiary of Borrower in another Subsidiary of Borrower, (c) shares of stock, obligations and/or other securities received in settlement of claims arising in the ordinary course of business, (d) Permitted Acquisitions, (e) Indebtedness permitted under Section 6.01, (f) investments in cash and Cash Equivalents or other readily marketable Investments which are reasonably acceptable to Lender, (g) investments acquired in connection with Permitted Acquisitions, (h) investments consisting of non-cash loans or non-cash advances made by Borrower or its Subsidiaries to their officers, directors and employees or those of one of their Subsidiaries which are used by such Persons to purchase promptly thereafter equity interests or options (or like instruments) in Borrower or such Subsidiary of Borrower, (i) advances to management personnel, agents and employees for travel advances and other similar cash advances made to such Persons in the ordinary course of business consistent with past practices in the aggregate amount not to exceed $1,000,000, (j) other investments by Borrower or any Subsidiary of Borrower in an aggregate amount not to exceed $10,000,000, and (k) investments described on Schedule 6.06.
6.07    Liens. Create, incur, assume, permit the imposition of or allow the continuance of any Lien on any of the Property of Borrower, Subsidiary Bank, or any Subsidiary of Borrower, except for (a) Liens securing government deposits at Subsidiary Bank, (b) Liens on Property or assets which secure loans or other extensions of credit made by Subsidiary Bank, (c) Liens on Property or assets acquired by Subsidiary Bank or any Subsidiary of Borrower by foreclosure or by deed in lieu of foreclosure, (d) Liens on Property and assets of Subsidiary Bank that secure Indebtedness of Subsidiary Bank to creditors in the ordinary course of its banking business (including Federal Home Loan Banks, the Federal Reserve, and in connection with repurchase transactions), (e) liens for taxes, assessments or governmental charges that are not past due or are being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP; (f) liens, pledges, and deposits under workers’ compensation, unemployment insurance, social security and similar Laws, (g) judgment liens, provided enforcement thereof is effectively stayed and the claims secured thereby are being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP; (h) purchase money security interests and Capitalized Leases securing indebtedness permitted under Section 6.01; (i) Liens in the form of cash collateral securing Rate Management Transactions or other Financial Contracts, if any, in each case, that are entered into in the ordinary course of business and are non-speculative in nature, (j) Liens imposed by Law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business that secure payment of obligations not more than 60 days past due or that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books, (k) easements, zoning restrictions, rights and restrictions of record, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to Properties of a similar character that do not in any material way affect the marketability of the same or interfere with the use thereof in the business of Borrower or its Subsidiaries, (l) Liens arising solely by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off, or similar rights and remedies as to deposit accounts, securities accounts, or other funds maintained with a creditor depository institution; provided that (i) such account is not a dedicated cash collateral account and is not subject to restriction against access by Borrower or a Subsidiary of Borrower in excess of those set forth by regulations promulgated by the Board of Governors of the Federal Reserve, and (ii) such account is not intended by Borrower or any Subsidiary of Borrower to provide collateral to the depository institution, (m) other Liens securing Indebtedness, provided that the aggregate principal amount of Indebtedness secured by Liens described in this clause (m) at any time does not exceed $10,000,000 at any time outstanding, and (n) the Liens listed on Schedule 4.10.
6.08    Related Parties. (a) Transfer any Property to any Person that Borrower has knowledge is a Related Party other than transfers in the ordinary course of business or (b) purchase or sign any agreement to purchase any securities of any Related Party (whether debt, equity or otherwise), underwrite or guarantee the same, or otherwise become obligated with respect thereto; provided that the foregoing restriction shall not apply to (i) transactions between or among Borrower and any of its Subsidiaries or between and among any Subsidiaries of Borrower, (ii) transactions between Borrower or its Subsidiaries and any officers, directors or employees in connection with the operation of compensation programs; (iii) Distributions permitted by Section 6.04 and (iv) Investments permitted by Section 6.06.
6.09    Margin Stock. Without Lender’s prior written consent, permit any proceeds of the Loans to be used either directly or indirectly for the purpose (whether immediate, incidental or ultimate) of “purchasing or carrying any margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as from time to time amended.
6.10    Nature of Business. Conduct or engage in any business if, as a result thereof, the general nature of the business which would thereafter be engaged in by Borrower, Subsidiary Bank, or any Subsidiary of Borrower, as the case may be, would be substantially changed from the general nature of the business engaged in on the Effective Date by Borrower, Subsidiary Bank, or any Subsidiary of Borrower, as the case may be, except to the extent such change with respect to any Subsidiary of Borrower would not have or reasonably be expected to cause a Material Adverse Effect.
6.11    Violation of Law. Use or allow any tenants or subtenants to use, or permit any Subsidiary to use or allow any tenants or subtenants to use, its Property for any business activity that violates any federal or state law or that supports a business that violates any federal or state law, in each case that would reasonably be expected to have a Material Adverse Effect. Borrower shall, and shall cause each Subsidiary to, provide such information and take such actions as are reasonably requested by Lender in order to assist Lender in maintaining Lender’s compliance with anti-money laundering laws and regulations.
6.12    Other Agreements. Enter into any material agreement containing any provision which would be violated or breached by the performance of its obligations hereunder or under any instrument or document delivered or to be delivered by it hereunder or in connection herewith.
SECTION 7 - EVENTS OF DEFAULT
If any of the following (each, an “Event of Default”) shall occur and be continuing, unless otherwise waived in writing by Lender:
7.01    Borrower shall fail to pay any of the Obligations as and when the same shall become due and payable, whether by reason of demand, acceleration or otherwise and such failure remains unremedied for ten (10) days after any such date;
7.02    Any representation or warranty of Borrower, and/or Subsidiary Bank made in this Agreement or in any of the other Loan Documents or in any certificate, agreement, instrument or statement furnished or made or delivered pursuant hereto or thereto or in connection herewith or therewith, shall prove to have been untrue or incorrect in any material respect when made or effected;
7.03    Borrower shall fail to perform or observe any term, covenant or provision contained in Sections 5.09, 5.10(a), 5.10(i), 5.11, or 6 above;
7.04    Borrower shall fail to perform or observe any other term, covenant or provision contained in this Agreement or any other Loan Document, and any such failure shall remain un-remedied for thirty (30) days after the earlier of (a) written notice of default is given to Borrower by Lender or (b)  Borrower obtaining Knowledge of such failure;
7.05    This Agreement or any of the other Loan Documents shall at any time for any reason cease to be in full force and effect or shall be declared to be null and void by a court of competent jurisdiction, or if the validity or enforceability hereof or thereof shall be contested or denied by Borrower or any Obligor, or if Borrower or any Obligor shall deny that it has any further liability or obligation hereunder or thereunder;
7.06    Borrower, Subsidiary Bank, any Subsidiary of Borrower or any other Obligor shall (a) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code or any other Federal, state or foreign bankruptcy, insolvency, receivership, liquidation or similar law, (b) consent to the institution of, or fail to contravene in a timely and appropriate manner, any such proceeding or the filing of any such petition, (c) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official of itself or of a substantial part of its Property or assets, (d) file an answer admitting the material allegations of a petition filed against itself in any such proceeding, (e) make a general assignment for the benefit of creditors, (f) become unable, admit in writing its inability or fail generally to pay its debts as they become due, (g) become insolvent in either the equity or bankruptcy sense of the term or (h) take any corporate or other action for the purpose of effecting any of the foregoing;
7.07    An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (a) relief in respect of Borrower, Subsidiary Bank, any Subsidiary of Borrower or any other Obligor, or of a substantial part of the Property or assets of Borrower, Subsidiary Bank, any Subsidiary of Borrower or any other Obligor, under Title 11 of the United States Code or any other Federal, state or foreign bankruptcy, insolvency, receivership, liquidation or similar law, (b) the appointment of a receiver, trustee, custodian, sequestrator or similar official of Borrower, Subsidiary Bank, any Subsidiary of Borrower or any other Obligor or of a substantial part of the Property or assets of Borrower, Subsidiary Bank, any Subsidiary of Borrower or any other Obligor or (c) the winding-up or liquidation of Borrower, Subsidiary Bank, any Subsidiary of Borrower or any other Obligor; and any such proceeding or petition shall continue undismissed for ninety (90) consecutive days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for ninety (90) consecutive days;
7.08    Subsidiary Bank shall be placed in receivership by any Regulatory Agency;
7.09    [RESERVED];
7.10    (i) Subsidiary Bank shall cease to be an “insured bank” under or within the meaning of the Federal Deposit Insurance Act of 1959, as amended, or (ii) a cease and desist order, memorandum of understanding or other agreement shall be issued by any Regulatory Authority against or affecting Borrower, Subsidiary Bank, any Subsidiary of Borrower, or any other Obligor which has or would reasonably be expected to have a Material Adverse Effect;
7.11    Any Property of Borrower, Subsidiary Bank, any Subsidiary of Borrower or any other Obligor with a value representing more than 5% of the Consolidated Total Assets of Borrower shall be seized, attached or levied upon, unless released within thirty (30) days after being seized, attached or levied upon;
7.12    Borrower, Subsidiary Bank, any Subsidiary of Borrower or any other Obligor shall have a judgment for payment of money in excess of $10,000,000 entered against it by a court having jurisdiction in the premises, which is not insured, and such judgment shall not be appealed in good faith or satisfied by Borrower, Subsidiary Bank, such Subsidiary of Borrower or such Obligor, as the case may be, within 30 days after the entry of such judgment;
7.13    Borrower, Subsidiary Bank, any Subsidiary of Borrower or any other Obligor shall fail (and such failure shall not have been cured or waived) to perform or observe any term, provision or condition of, or any other default or event of default shall occur under, any agreement, document or instrument evidencing or securing any outstanding indebtedness of Borrower, Subsidiary Bank, any Subsidiary of Borrower or any other Obligor, as the case may be, for borrowed money (other than the Obligations) in excess of $10,000,000, if the effect of such failure or default is to cause or permit such indebtedness to be declared to be due and payable or otherwise accelerated, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;
7.14    The institution by Borrower, any ERISA Affiliate, Subsidiary Bank, or any Subsidiary of Borrower of steps to terminate any Pension Plan if, in order to effectuate such termination, Borrower, any ERISA Affiliate, Subsidiary Bank, or any Subsidiary of Borrower would be required to make a contribution to such Pension Plan or would incur a liability or obligation to such Pension Plan in excess of $10,000,000; or the institution by the PBGC of steps to terminate any Pension Plan;
7.15    Subsidiary Bank is prohibited from making Distributions to Borrower (whether by court order or by any action of a Regulatory Agency); or
7.17    A Change in Control occurs;
THEN, and in each such event (other than an event described in Sections 7.06, 7.07, or 7.08), Lender may declare the entire outstanding principal balance of and all accrued and unpaid interest on the Note issued under this Agreement and all other amounts payable by Borrower hereunder to be immediately due and payable, whereupon all of such outstanding principal balance and accrued and unpaid interest and all such other amounts shall become and be immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower, and Lender may exercise any and all other rights and remedies which it may have under any of the other Loan Documents or under applicable Law; provided, however, that upon the occurrence of any event described in Sections 7.06, 7.07, or 7.08, the entire outstanding principal balance of and all accrued and unpaid interest on the Note issued under this Agreement and all other amounts payable by Borrower hereunder shall automatically become immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower, and Lender may exercise any and all other rights and remedies which it may have under any of the other Loan Documents or under applicable Law.
SECTION 8 - GENERAL
8.01    No Waiver. No failure or delay by Lender in exercising any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The remedies provided herein and in the other Loan Documents are cumulative and not exclusive of any remedies provided by Law. Nothing herein contained shall in any way affect the right of Lender to exercise any statutory or common law right of banker’s lien or set-off.
8.02    Right of Set-Off. Upon the occurrence and during the continuance of any Event of Default under this Agreement, Lender is hereby authorized at any time and from time to time to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and any and all other indebtedness at any time owing by Lender to or for the credit or the account of Borrower against any and all of the Obligations irrespective of whether or not Lender shall have made any demand hereunder or thereunder. Lender agrees promptly to notify Borrower after any such set-off and application made by Lender, provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Lender under this Section 8.02 are in addition to any other rights and remedies (including, without limitation, other rights of set-off) which Lender may have. Nothing contained in this Agreement or any other Loan Document shall impair the right of

Lender to exercise any right of set-off or counterclaim it may have against Borrower and to apply the amount subject to such exercise to the payment of indebtedness of Borrower unrelated to this Agreement or the other Loan Documents.
8.03    Cost and Expenses. Borrower agrees to pay (a) all reasonable out-of-pocket costs and expenses of Lender in connection with the preparation, negotiation and execution of this Agreement, the Note and the other Loan Documents, including, without limitation, Attorneys’ Fees, (b) all recording and filing fees incurred in connection with this Agreement and the other Loan Documents, (c) all reasonable out-of-pocket expenses of Lender in connection with the preparation of any waiver or consent hereunder or any amendment hereof or any Event of Default or alleged Event of Default hereunder, including, without limitation, Attorneys’ Fees, and (d) if an Event of Default occurs, all reasonable out-of-pocket costs and expenses incurred by Lender, including, without limitation, Attorneys’ Fees, in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom.
8.04    [RESERVED]
8.05    General Indemnity. In addition to the payment of expenses pursuant to Section 8.03, whether or not the transactions contemplated hereby shall be consummated, Borrower hereby agrees to indemnify, pay and hold Lender and any holder of Note, and the officers, directors, employees, agents and affiliates of Lender and such holder(s) (collectively called the “Indemnitees”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such indemnities in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitees shall be designated a party thereto), that may be imposed on, incurred by or asserted against the Indemnitees, in any manner relating to or arising out of this Agreement or other agreements executed and delivered by Borrower, or any other Obligor in connection with the Loans (but not to any other transaction entered into by and between Borrower or any other Obligor on one hand and Lender on the other hand), the statements contained in any commitment letters delivered by Lender, Lender’s agreement to make the Loans hereunder or the use or intended use of the proceeds of the Loans hereunder (the “Indemnified Liabilities”); provided that Borrower shall have no obligation to the Indemnitees with respect to Indemnified Liabilities arising from the negligence or willful misconduct of the Indemnitees as determined by a court of competent jurisdiction. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them. The provisions of the undertakings and indemnification set out in this Section 8.04 shall survive satisfaction and payment of the Obligations and termination of this Agreement.
8.06    Authority to Act. Lender shall be entitled to act on any notices and instructions (telephonic or written) reasonably believed by Lender to have been delivered by any Person authorized to act on behalf of Borrower pursuant hereto, regardless of whether such notice or instruction was in fact delivered by a Person authorized to act on behalf of Borrower, and Borrower hereby agrees to indemnify Lender and hold Lender harmless from and against any and all losses and expenses, if any, ensuing from any such action except to the extent the same arises from the negligence or willful misconduct of Lender as determined by a court of competent jurisdiction. Lender acknowledges and agrees that the only Persons authorized to act on behalf of Borrower are the President, Chief Executive Officer, Chief Financial Officer, Controller, Director of Treasury or Director of Finance of Borrower.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile to the addresses set forth on the signature pages below. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient), except that notices to Lender under Section 2 above shall not be effective unless and until actually received by Lender. Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(b)    Electronic Communications. Notices and other communications to Lender hereunder may be delivered or furnished by e-mail pursuant to procedures approved by Lender. Lender or Borrower may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines, provided that such determination or approval may be limited to particular notices or communications. Unless Lender otherwise prescribes, notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that, if such notice or email is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)    Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto given in the manner set forth in this Section 8.07.
8.07    Consent to Jurisdiction; Waiver of Jury Trial. BORROWER IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY OHIO STATE COURT SITTING IN FRANKLIN COUNTY, OHIO, OR ANY UNITED STATES OF AMERICA COURT SITTING IN THE SOUTHERN DISTRICT OF OHIO, AS LENDER MAY ELECT, IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT. BORROWER IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT TO SUCH SUIT, ACTION OR PROCEEDING MAY BE HELD AND DETERMINED IN ANY OF SUCH COURTS. BORROWER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH BORROWER MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT, AND BORROWER FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. BORROWER EXPRESSLY WAIVES ALL RIGHTS OF ANY OTHER JURISDICTION WHICH BORROWER MAY NOW OR HEREAFTER HAVE BY REASON OF ITS PRESENT OR SUBSEQUENT DOMICILES. BORROWER AUTHORIZES THE SERVICE OF PROCESS UPON BORROWER BY REGISTERED MAIL SENT TO BORROWER AT ITS ADDRESS AS PROVIDED FOR IN SECTION 8.06. BORROWER AND LENDER IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION IN WHICH BORROWER AND LENDER ARE PARTIES.
8.08    Lender’s Books and Records. Lender’s books and records showing the account between Borrower and Lender shall be admissible in evidence in any action or proceeding and shall constitute prima facie proof thereof absent manifest error.
8.09    Governing Law; Amendments. This Agreement, the Note, and all of the other Loan Documents shall be governed by and construed in accordance with the internal laws of the State of Ohio (without reference to conflict of law principles), but giving effect to Federal Laws applicable to national banks and this Agreement and the other Loan Documents may not be changed, nor may any term, condition or Event of Default be waived, modified or discharged orally but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.
8.10    References; Headings for Convenience. Unless otherwise specified herein, all references herein to Section numbers refer to section numbers of this Agreement, and all references herein to Schedule 2.01(b), 4.05, 4.08, 4.10, 6.01 and 6.06 or Exhibit A and B refer to attached Schedule 2.01(b), 4.05, 4.08, 4.10, 6.01 and 6.06 or Exhibit A and B which are hereby incorporated herein by reference. The section headings are furnished for the convenience of the parties and are not to be considered in the construction or interpretation of this Agreement.
8.11    Binding Agreement. This Agreement shall be binding upon and inure to the benefit of Borrower and its successors and Lender and its successors and assigns. Borrower may not assign or delegate any of its rights or obligations under this Agreement without the consent of Lender. Lender may not assign or delegate any of its rights or obligations under this Agreement without the consent of Borrower, unless an Event of Default has occurred and continuing.
8.12    Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.
8.13    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or email shall be effective as delivery of a manually executed counterpart of this Agreement.
8.14    Resurrection of Obligations. To the extent that Lender receives any payment on account of any of the Obligations, and any such payment(s) or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, subordinated and/or required to be repaid to a trustee, receiver or any other Person under any bankruptcy act, state or Federal law, common law or equitable cause, then, to the extent of such payment(s) received, the Obligations or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment(s) had not been received by Lender and applied on account of the Obligations.

8.15    Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings (oral or written) relating to the subject matter hereof.
8.16    USA PATRIOT Act. This notice is provided to Borrower pursuant to Section 326 of the USA PATRIOT Act of 2001, 31 U.S.C. Section 5318. IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for Borrower: When Borrower opens an account, if Borrower is an individual, Lender will ask for Borrower’s name, taxpayer identification number, business address, and other information that will allow Lender to identify Borrower. Lender may also ask, if Borrower is an individual, to see Borrower’s driver’s license or other identifying documents, and, if Borrower is not an individual, to see Borrower’s legal organizational documents or other identifying documents.
8.17    Confidentiality. Lender agrees to keep confidential, in accordance with its customary procedures for handling confidential information of this nature and in any event in accordance with safe and sound banking practices, any nonpublic information supplied to Lender, as the case may be, by Borrower, Subsidiary Bank, or any Subsidiary of Borrower pursuant to this Agreement or any other Loan Documents; provided, however, that nothing contained in this Section 8.18 shall prohibit or limit the disclosure by Lender of any such information (a)  to the extent required by any statute, rule, regulation, subpoena or judicial process, (b) to any Regulatory Agency having jurisdiction over Lender, (c) to any professional advisors, including counsel and accountants, for Lender, who shall hold such information confidential on the terms hereof, (d) to any bank examiners or auditors, (e) in connection with any litigation to which Lender is a party, (f) in connection with the enforcement of the rights and remedies of Lender, under this Agreement and/or under other Loan Documents, or (g) to any assignee or participant (or prospective assignee or participant) subject to the written agreement of such Persons to hold such information confidential on the terms hereof; and provided further, that in no event shall Lender be obligated or required to return any materials furnished to such Person by Borrower, Subsidiary Bank, or any Subsidiary under this Agreement or any other Loan Documents. In no event shall Lender use any non-public information supplied to Lender by Borrower (i) in violation of securities laws, including, without limitation, insider trading laws, rules and regulations or (ii) in connection with any activity in competition with the business of Borrower or Subsidiary Bank, including without limitation, in connection with proposing terms for loan transactions to existing or potential customers of Subsidiary Bank. The provisions of this Section 8.18 shall survive the expiration or termination of this Agreement.
8.18    Waiver of Consequential Damages, etc. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER SHALL NOT ASSERT, AND BORROWER WAIVES, ANY CLAIM AGAINST LENDER, ON ANY THEORY OF LIABILITY, FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND/OR ANY LOAN AND/OR THE USE OF THE PROCEEDS OF ANY LOAN.
8.19    Termination of this Agreement. This Agreement shall remain in full force and effect and may not be terminated by Borrower unless and until (a) all of Borrower’s Obligations have been fully, finally and indefeasibly paid in cash, and (b) Lender does not have any further commitment or obligation to advance funds, make loans, issue letters of credit and/or extend credit to or for the account or benefit of Borrower under this Agreement, the Note or any other Loan Documents.
8.20    Computations. Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with GAAP, consistently applied; provided that if Borrower notifies Lender that Borrower wishes to amend any covenant in Sections 5.09 (or any related definition) to eliminate or to take into account the effect of any change in GAAP on the operation of such covenant (or if Lender notifies Borrower that Lender wishes to amend Sections 5.09 (or any related definition) for such purpose), then Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant (or related definition) is amended in a manner satisfactory to Borrower and Lender.
8.21    Document Imaging. Borrower acknowledges the receipt of a copy of this Agreement, the Note and all other Loan Documents. Lender may, on behalf of Borrower, create a microfilm or optical disk or other electronic image of this Agreement, the Note and any or all of the other Loan Documents. Lender may store the electronic image of any Loan Document in its electronic form and then destroy the paper original as part of Lender’s normal business practices, with the electronic image deemed to be an original.

8.22    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
Borrower and Lender executed this Agreement as of the Effective Date.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK - SIGNATURE PAGES FOLLOW]

7302098
SIGNATURE PAGE- BORROWER
LOAN AGREEMENT

Borrower:

PEOPLES BANCORP INC.

By: /s/ John C. Rogers
Name: John C. Rogers
Title: Executive Vice President, Chief Financial Officer and Treasurer

Address:

138 Putnam Street
Marietta, Ohio 45750
Attention: John C. Rogers, Executive Vice President, Chief Financial Officer and Treasurer
Facsimile: (740) 885-7153

With a copy to:

138 Putnam Street
Marietta, Ohio 45750
Attention: M. Ryan Kirkham, General Counsel
Facsimile: (740) 373-2740

SIGNATURE PAGE- LENDER
LOAN AGREEMENT

Lender:

U.S. BANK NATIONAL ASSOCIATION

By: /s/ Chris Cavacini
Name: Chris Cavacini
Title: Senior Vice President

Address:

U.S. Bank National Association
68 Bivouac Avenue
Ft. Thomas, Kentucky 41075
Attention: Chris Cavacini, Senior Vice President
(859) 816-7724
chris.cavacini@usbank.com

With copies to:

U.S. Bank National Association
222 Second Avenue SE (EP-IA-2383)
Cedar Rapids, Iowa 52401-1296
Attention: Earlyce Barreto, Client Service Representative
(319) 368-4229 (FAX)
earlyce.carr@usbank.com

Schedule 2.01(b)

[Section 2.01(b). Individuals authorized by Borrower to make requests for Loans or to make repayments under the Loan Agreement]

Authorized Persons

Chief Executive Officer
Chief Financial Officer
Controller
Director of Treasury
Director of Finance

SCHEDULE 4.05
[Section 4.05. Scheduled litigation that would reasonably be expected to have a Material Adverse Effect]
Litigation
None.

SCHEDULE 4.08
[Section 4.08. List of Borrower’s Subsidiaries.]
Subsidiaries

Peoples Bank

Peoples Insurance Agency,. LLC

Peoples Tax Credit Equity, LLC

Peoples Investment Company

NB&T Statutory Trust III

SCHEDULE 4.10
[Section 4.10. Disclosed Liens.]
Liens
Debtor Name - Peoples Bancorp Inc.
To be terminated:

Number	Debtor Name	Secure Party Name	File Date
OH00198601617	PEOPLES BANCORP INC.	RAYMOND JAMES BANK, N.A.	04-Mar-2016

Debtor Name - Peoples Bank, National Association (now known as Peoples Bank)

Number	Debtor Name	Secure Party Name	File Date
AP283579	PEOPLES BANK	FEDERAL RESERVE BANK OF CLEVELAND	21-Sep-2000
OH00035611511	PEOPLES BANK	FEDERAL HOME LOAN BANK OF CINCINNATI	27-Jun-2001
OH00103248644	PEOPLES BANK	FEDERAL NATIONAL MORTGAGE ASSOCIATION	13-Jun-2006
OH00203286786	PEOPLES BANK	OHIO EQUITY FUND FOR HOUSING LIMITED PARTNERSHIP XXVI	04-Aug-2016
OH00223602499	Peoples Bank	GreatAmerica Financial Services Corporation	30-Jul-2018
OH00225679129	Peoples Bank	Ohio Equity Fund for Housing Limited Partnership XXVIII	23-Oct-2018

Collateral pledged to secure ordinary course Federal Reserve or financial institution overnight federal funds lines of credit.

SCHEDULE 6.01
[Section 6.01. Disclosed Indebtedness.]
Indebtedness

1.
Fixed/Floating Rate Junior Subordinated Debt Security due 2037 in the principal sum of $10,310,000, originally issued on June 25, 2007 by NB&T Financial Group, Inc. to Wilmington Trust Company, as Institutional Trustee for NB&T Statutory Trust III, and assumed by Peoples Bancorp Inc. upon the merger of NB&T Financial Group, Inc. into Peoples Bancorp Inc. effective as of 6:00 p.m., Eastern Standard Time, on March 6, 2015

SCHEDULE 6.06
Investments
[Section 6.06. Disclosed Investments.]
There are no Investments which are not already addressed within the scope of Sections 6.06(a), 6.06(b), 6.06(c), 6.06(d), 6.06(e), 6.06(f), 6.06(g), 6.06(h), 6.06(i), 6.06(j) of the Agreement and reported in the audited Consolidated financial statements of the Borrower and its Subsidiaries as of and for the year ended December 31, 2018.

EXHIBIT A
Form of Note
REVOLVING CREDIT NOTE
$20,000,000    April 3, 2019

FOR VALUE RECEIVED, on the last day of the Revolving Credit Period, the undersigned, PEOPLES BANCORP INC., an Ohio corporation (“Borrower”), promises to pay to the order of U.S. BANK NATIONAL ASSOCIATION, a national banking association (“Lender”), the principal sum of Twenty Million Dollars ($20,000,000) or such lesser sum as may then constitute the aggregate unpaid principal amount of all Loans made by Lender to Borrower pursuant to the Loan Agreement (defined below). The aggregate principal amount of Loans which Lender shall be committed to have outstanding under this Revolving Credit Note (this “Note”) at any one time shall not exceed $20,000,000, which amount may be borrowed, paid, re-borrowed and repaid, in whole or in part, subject to the terms and conditions of this Note and of the Loan Agreement.
Borrower further promises to pay to the order of Lender interest on the unpaid principal balance from time to time outstanding under this Note at the rate(s) and on the dates set forth in the Loan Agreement.
All payments received by Lender under this Note shall be allocated among the principal, interest, collection costs and expenses and other amounts due under this Note in such order as Borrower advised, except that if an Event of Default has occurred and is continuing, such amounts shall be allocated is such manner as Lender shall elect. The amount of interest accruing under this Note shall be computed on an actual day, 360-day year basis.
All payments of principal and interest under this Note shall be made in lawful currency of the United States in Federal or other immediately available funds at the office of Lender situated at One US Bank Plaza, 7th Street & Washington Avenue, St. Louis, Missouri 63101, or at such other place as Lender may from time to time designate in writing.
Lender shall record in its books and records the date and amount of each Loan made by it to Borrower under this Note and the date and amount of each payment of principal and/or interest made by Borrower with respect thereto; provided, however, that the obligation of Borrower to repay each Loan made to Borrower under this Note shall be absolute and unconditional, notwithstanding any failure of Lender to make any such recordation or any mistake by Lender in connection with any such recordation. The books and records of Lender showing the account between Lender and Borrower shall be admissible in evidence in any action or proceeding and shall constitute prima facie proof of the items therein set forth absent manifest error.
This Note is the “Note” referred to in the Loan Agreement dated as of the Effective Date by and between Borrower and Lender, as the same may from time to time be amended, modified, extended, renewed or restated (the “Loan Agreement”; all capitalized terms used and not otherwise defined in this Note shall have the respective meanings ascribed to them in the Loan Agreement). The Loan Agreement, among other things, contains provisions for acceleration of the maturity of this Note upon the occurrence of certain stated events and also for prepayments on account of the principal of this Note and interest on this Note prior to the maturity of this Note upon the terms and conditions specified therein.
If Borrower shall fail to make any payment of any principal of or interest on this Note as and when the same shall become due and payable subject to any applicable cure or grace period, or if any Event of Default shall have occurred and be continuing under or within the meaning of the Loan Agreement, then Lender’s obligation to make additional Loans under this Note may be terminated in the manner and with the effect as provided in the Loan Agreement and the entire outstanding principal balance of this Note and all accrued and unpaid interest thereon may be declared to be immediately due and payable in the manner and with the effect as provided in the Loan Agreement.
In the event that any payment of any principal of or interest on this Note is not paid when due, whether by reason of maturity, acceleration or otherwise, and this Note is placed in the hands of an attorney or attorneys for collection, or if this Note is placed in the hands of an attorney or attorneys for representation of Lender in connection with bankruptcy or insolvency proceedings of Borrower relating to or affecting this Note, Borrower hereby promises to pay to the order of Lender, in addition to all other amounts otherwise due on, under or in respect of this Note, the reasonable costs and expenses of such collection, foreclosure and representation, including, without limitation, reasonable attorneys’ fees and expenses (whether or not litigation shall be commenced in aid thereof). All parties hereto severally waive presentment for payment, demand for payment, protest, notice of protest and notice of dishonor.
This Note shall be governed by and construed in accordance with the substantive laws of the State of Ohio (without reference to conflict of law principles).

Borrower:
PEOPLES BANCORP INC.

By:
Name:
Title:

EXHIBIT B
Form of Compliance Certificate
______, 201__
U.S. Bank National Association
One US Bank Plaza (SL-MO-T11S)
7th Street & Washington Avenue
St. Louis, Missouri 63101
Attention: Depositary Financial Institutions Group

Re:    Compliance Certificate- ______, 201__
Ladies and Gentlemen:
Reference is hereby made to the Loan Agreement dated as of April 3, 2019, by and between U.S. Bank National Association (“Lender”) and Peoples Bancorp Inc. (“Borrower”) (as from time to time amended, the “Agreement”; all capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Agreement).
The undersigned hereby certifies to Lender to the best of his/her knowledge that as of ______, 201__:
(a)    all of the representations and warranties set forth in Section 4 of the Agreement are true and correct in all material respects as of the date hereof except to the extent such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date;
(b)    no Default or Event of Default under the Agreement has occurred and is continuing;
(c)    the financial statements of Borrower and Subsidiary Bank delivered to Lender with this letter are correct and complete and have been prepared in accordance with GAAP; and the financial covenant information set forth in Schedule 1 to this letter are correct and complete and have been prepared in accordance with GAAP.

Very truly yours,
PEOPLES BANCORP INC.

By:
Name:
Title:

SCHEDULE 1
Financial Covenant information
as of Fiscal Quarter ended ______, 201__

1.    Risk-Based Capital (Section 5.09(a))

(a)    Borrower (Regulation Q): In compliance yes no
(b)    Subsidiary Bank (Regulation Q): In compliance yes no
Total risk based capital (Regulation Q):     _____%

[requirement- at least 12.0%.]

2.    Non-Performing Assets to Primary Capital (Section 5.09(b))

(a)    Non-Performing Loans        $_________
(b)    Other Real Estate            $_________
(c)    Non-Performing Assets
[2.a. plus 2.b.]                        $_________

(d)    Total Tangible Equity        $_________

(e)    Loan Loss Reserves        $_________

(f)    Primary Capital
[2(d) plus 2(e)                        $_________

(g)    Non-Performing Assets to Primary Capital
[ratio of 2(c) to 2(f)]                    ____%

[requirement- > 15%]

3.    Return on Average Assets (Section 5.09(c))

(a)    Net income                $_________

(b)    Acquisition-related costs
(adjusted by Borrower’s marginal tax rate)    $_________

(c)    Average total daily assets

(d)    Return on Average Assets
[(3(a) plus 3(b)) divided by 3(c)]                ____%

[requirement > 1%]